UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. _____)

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under Rule 14a-12

TEAM FINANCIAL, INC.

(Name of Registrant as Specified In Its Charter)

KEITH B. EDQUIST
JEFFREY L. RENNER
LLOYD A. BYERHOF

(Name of Person(s) Filing Proxy Statement, if other then the Registrant)

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Keith B. Edquist, together with the other participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (“SEC”) in connection with the anticipated solicitation of proxies for the election of three nominees as Directors at the next Annual Meeting of Shareholders (the “Annual Meeting”) of Team Financial, Inc.  Keith B. Edquist, and the other participants named herein, today filed their Preliminary Proxy Statement with the SEC with regard to the Annual Meeting.

Item 1:  The following press release was issued and the letter set forth therein was mailed to the shareholders of Team Financial, Inc., on May 23, 2008:

FOR IMMEDIATE RELEASE

KEITH B. EDQUIST ISSUES LETTER
TO SHAREHOLDERS OF TEAM FINANCIAL, INC.

OMAHA, NE (May 23, 2008) – Keith B. Edquist, former member of the Board of Directors of Team Financial, Inc., (NASDAQ:  TFIN) issued the following letter today to the shareholders of Team Financial, Inc:

Dear Fellow Shareholders:

I was a member of Team Financial’s (the Company) Board of Directors until my resignation on May 20, 2008.  The reasons for my resignation from the Board can be summarized as follows:

I am opposed to the current corporate governance culture.  I alone, of all of the then-members of the Company’s Compensation Committee, voted against the increased compensation for the Company’s Chief Executive Officer.  I opposed increased compensation for mediocre performance when I was a member of the Committee and I oppose the current compensation package in light of current performance.  When I objected to the Compensation Committee’s procedures, I was not nominated by the Chairman to serve on any Committees.  Following that action, I was the only member of the Board of Directors that did not serve on any Committee, and I was not nominated for re-election to the Board at this year’s Annual Meeting. This same fate befell former Board member Lloyd Byerhof when he opposed unwarranted executive pay packages.

The recent performance of the Company is simply abysmal.  The Office of the Comptroller of the Currency recently announced that the Bank is considered to be a “troubled institution” and imposed restrictions on operations as a result.  The Company released its first quarter earnings, reflecting a loss of $6,400,000.  It is ironic, and indicative of my concern over corporate governance, that at the same time the Company filed its Form 10-Q announcing the loss it also filed as an exhibit the recently approved Employment Agreement with the Chairman and CEO, Mr. Weatherbie.  The new Employment Agreement reflects a salary increase as well as a new “golden parachute” for Mr. Weatherbie’s benefit, which I oppose.  Also of interest is the statement in the Company’s proxy statement that its executive compensation philosophy “links pay to performance” and “aligns executive compensation to shareholder value.”  Had Mr. Weatherbie received the same increases in “value” that the shareholders received his 2007 compensation would have been approximately $229,000; instead he was paid $568,000.  For the years 2000 through 2007 the Company’s net income has increased by an average of only 4% per year while Mr. Weatherbie’s compensation has increased by 31% per year.  Accordingly, the Company’s stated compensation philosophy rings hollow.

I am not alone in my disenchantment as others have expressed a similar degree of disappointment.  Consequently, I believe that NOW is a critical period for the Company, so critical that a change in Board leadership is warranted.

Toward this end, I will nominate three independent persons, Lloyd A. Byerhof, Jeffrey L. Renner, and myself, for election to the Board at the upcoming 2008 Annual Meeting.  Together we own approximately 4% of the outstanding common stock of the Company.

I will not be seeking control of the Board of Directors at the Annual Meeting.  However, I hope that this election contest sends a strong message to the remaining incumbent Directors and management that shareholders are not satisfied with the Company’s operating performance and management.

The three of us have chosen this pro-active approach because we see the abject absence of forward-looking leadership.  We believe that our presence on the Board will help fill the void.  Moreover, we have the experience to serve knowledgeably and impartially.  We are tenacious by nature and would commit ourselves to work tirelessly to change the present insular culture and ensure that the Board explores all paths to maximize shareholder value.

Over the next several weeks we will communicate further with you regarding our nomination.  Most importantly, we will provide you with our proxy materials which will tell you, among other things, how to vote for us.  We urge you not to make a decision on this very important issue until you have a chance to review our proxy statement.

We look forward to serving in YOUR best interests.

                Yours very truly,

                Keith B. Edquist

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

THIS COMMUNICATION IS NOT A SOLICITATION OF A PROXY WHICH MAY BE DONE ONLY PURSUANT TO A DEFINITIVE PROXY STATEMENT.  STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY MESSRS. EDQUIST, BYERHOF AND RENNER, FOR USE AT ITS NEXT ANNUAL MEETING OF STOCKHOLDERS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF TEAM FINANCIAL, INC., AND WILL BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT WWW.SEC.GOV.  IN ADDITION, COPIES OF THE PROXY STATEMENT AND OTHER DOCUMENTS WILL BE PROVIDED WITHOUT CHARGE UPON REQUEST.  REQUEST FOR COPIES SHOULD BE DIRECTED TO KEITH B. EDQUIST AT THE ABOVE ADDRESS OR BY E-MAIL TO: teamedquist@gmail.com.  THE PARTICIPANTS IN THE PROXY SOLICITATION ARE ANTICPATED TO BE KEITH B. EDQUIST, LLOYD A. BYERHOF AND JEFFREY L. RENNER (THE “PARTICIPANTS”).  INFORMATION REGARDING THE PARTICIPANTS, INCLUDING THEIR DIRECT OR INDIRECT INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE, WILL BE CONTAINED IN THEIR DEFINITIVE PROXY STATEMENT.  AS OF MAY 23, 2008,  EACH OF THE PARTICIPANTS MAY BE DEEMED TO BENEFICIALLY OWN 154,660 SHARES OF COMMON STOCK OF TEAM FINANCIAL, INC., 101,260 SHARES BENEFICIALLY OWNED BY KEITH B. EDQUIST, 7,000 SHARES BENEFICIALLY OWNED BY LLOYD A. BYERHOF AND 46,400 SHARES BENEFICIALLY OWNED BY JEFFERY L. RENNER.  EACH OF THE PARTICIPANTS DISCLAIMS BENEFICIAL OWNERSHIP OF SUCH SHARES EXCEPT TO THE EXTENT OF HIS PECUINIARY INTEREST THEREIN.

Contact:

Keith B. Edquist
teamedquist@gmail.com